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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

              We consent to the reference to our firm under the caption "Experts" in this Registration Statement and related Prospectuses of Steel Dynamics, Inc. for the registration of Convertible Senior Notes due 2014 and shares of its common stock and to the incorporation by reference therein of our reports dated February 26, 2009, with respect to the consolidated financial statements of Steel Dynamics, Inc., and the effectiveness of internal control over financial reporting of Steel Dynamics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, Indiana
June 1, 2009

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm